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        BestNet Communications Announces Oncosphere Development Agreement

GRAND RAPIDS, Mich.--(PR Newswire) -- October 25, 2006 - BestNet Communications Corp. (OTCBB: BESC - News) announced today that Oncologix Corporation, its wholly owned subsidiary, has entered into an agreement with the Institut fur Umwelttechnologien GmbH (IUT) of Berlin Germany whereunder IUT will provide development and testing services in connection with the accomplishment of the Development Feasibility Phase of the Oncosphere program. The purpose of this phase is to demonstrate the commercial feasibility of the manufacture of the Oncosphere. The Oncosphere is the Company's radioactive microsphere product for the treatment of liver cancer. This phase is the first of several development stages which, if successful, will result in FDA approval of the Oncosphere for patient treatment.

Andrew Green, Chairman and CEO of Oncologix, stated, "I am confident that the demonstrated expertise of IUT combined with the knowledge of medical device development within Oncologix will result in a successful collaboration. This agreement will position Oncologix to complete the initial development phase and prepare for the future production of testing and clinical doses."

While this contract is only for the Development Phase for the next nine months, discussions with IUT have resulted in an expectation that this may be the beginning of a long term collaborative effort between the two companies in the development and testing of the Oncosphere product. IUT will provide facilities, radiation handling licenses, and personnel with experience in chemistry (inorganic, organic, and radioisotope), and proven expertise in radiation protection, dosimetry, and radio-labeling of organic compounds. Activities at IUT have already begun and include successful low-activity (radiation) labeling of microspheres. If successful in the Development phase, further collaborations would be possible for the future phases.

IUT, which was founded in 1992 under the direction of Professor Dr. Jurgen Leonhardt, has established its expertise in radiation labeling of compounds for biotechnologies, analytical analysis of radioactive compounds, organic and inorganic chemistry, radiation and chemical recycling, and homeland security technologies (transportation, building, and military applications worldwide). IUT contracts with government and industry partners worldwide to develop new technologies based on chemical and radioactive components.

Mr. Green added that "as a further example of the global nature of our business plans, Dr. Andrew S. Kennedy, our Chief Science and Medical Officer, is meeting with leading physicians in China with Fountain Pharmaceuticals, our licensee for Oncosphere development and sales in China, Hong Kong and Taiwan. These meetings are expected to introduce the success of microsphere brachytherapy to Chinese opinion leaders and assist Fountain's clinical introduction of the Oncosphere product in China and its development activities.

In his own statement, Dr. Kennedy said, "It is a privilege to share my experiences with microspheres and liver cancer treatments with my colleagues in China. Given the large incidence of primary and secondary liver cancer in China, I believe that radiation microsphere therapy, in particular the Oncosphere product, will provide significant improvements in care for patients and an attractive market opportunity for Fountain Pharmaceuticals and Oncologix."

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About Best Net Communications Corp. and Oncologix Corp.:
--------------------------------------------------------
BestNet Communications is a global solutions provider of long distance; conference calling, ClicktoPhone and custom application-based communication services. BestNet's services are accessed worldwide via the Internet, standard phones and wireless devices and are delivered using standard phone lines and equipment. This results in a cost effective high quality service for both businesses and consumers.

Under the brand name Bestnetcall(TM) (http://WWW.BESTNETCALL.COM) the services offer subscribers premium quality calls and conference calling, at significantly lower rates. Calls and conference calls can also be launched via a desktop application or handheld devices including Palm(TM), Pocket PC(R) and Blackberry(TM) and used with any standard or wireless phone. In addition the company's new ClicktoPhone(TM) service (http://WWW.CLICKTOPHONE.COM) enables clients to add secure and anonymous voice communication connectivity anywhere in the world to web sites, web banners, pictures, electronic documents, and customized e-mail calling buttons.

    Contact BestNet at:  investors@bestnetcom.com
                         ------------------------

Oncologix Corporation, based in Atlanta GA, is a wholly owned subsidiary of BestNet Communications. Oncologix, which is in the start-up phase, develops advanced medical treatments for soft tissue cancers.

This release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the "safe harbor" created thereby. These statements include the plans and objectives of management for future operations, including plans and objectives. The forward-looking statements herein are based on current expectations that involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond control of the company. Although the company believes that the assumptions underlying the forward-looking statements are reasonable, any one of the assumptions could be inaccurate and, therefore, can be no assurance that the forward-looking statements included in this release will prove to be accurate.